For further Information:

At the Company:	At The Investor Relations Company:	Corporate Headquarters Address:
Ron Santarosa	Diane Hettwer	1880 Century Park East, Suite 800
805-322-9333	312-245-2700	Los Angeles, CA 90067

For Immediate Release

First California Financial Group Announces Second Quarter 2008 Results; Favorable

Asset Quality Trends; Strong Capital Position; Net Income of $1.3 million

Los Angeles, CA, July 23, 2008 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported net income of $1.3 million for the second quarter ended June 30, 2008.

“In light of the current economic environment we are encouraged by several consecutive quarter comparisons which indicate positive trends, particularly asset quality and a stable net interest margin,” said C. G. Kum, president and CEO. “Our asset quality trends are favorable and our capital position is strong. 2008 is proving to be a challenging year for the banking industry due in part to market dynamics, real estate concerns, the effect of falling interest rates on loans and their impact on margins and ultimately the overall result of these forces on profitability. The company’s operating performance for the second quarter, though adequate, allows for opportunities for improvement.”

Second Quarter 2008 Highlights:

•	Total past due and non-accrual loans declined to $9.2 million from $11.8 million last quarter;

•	Net loan charge-offs were $15,000 compared with $570,000 last quarter—none were real estate related;

•	Residential construction and land loans decreased $14.8 million to $109.7 million from $124.5 million last quarter;

•	The allowance for loan losses as a percentage of loans was unchanged from last quarter at 1.02%;

•	Loans grew $19.1 million to $773.5 million from $754.4 million last quarter;

•	Net interest margin increased to 4.17% from 4.14% last quarter;

•	The bank continues to be strongly capitalized—exceeding all “well-capitalized” capital measures;

•	New Glendale full-service branch office opened

Asset Quality

Total past due and non-accrual loans decreased to $9.2 million as of June 30, 2008 compared with $13.3 million as of December 31, 2007 and continue to represent a small percentage of total loans outstanding. Non-accrual loans were $6.6 million as of June 30, 2008 compared with $5.7 million as of December 31, 2007. Three new non-accrual loans with balances totaling $0.9 million were added during the quarter – 1 commercial loan, 1 residential mortgage and 1 commercial real estate loan. The largest non-accrual loan, in the amount of $5.7 million, is a real estate-secured land loan in bankruptcy court litigation. The company recorded a loan loss provision of $200,000 and net loan charge-offs of $15,000 during the second quarter and a loan loss provision of $650,000 and net loan charge-offs of $585,000 for the six months ended June 30, 2008. None of the charge-offs in the six months ended June 30, 2008 were real estate related. The company recorded no loan loss provision in the second quarter 2007 or the six months ended June 30, 2007. The allowance for loan losses as a percentage of total loans was unchanged from last quarter at 1.02%.

Commenting on the bank’s loan portfolio, Kum said: “Throughout the recent economic turmoil, we have continued to experience a low level of past due and non-accrual loans and we believe the relatively consistent trend reflects our success at effectively monitoring and managing our loan portfolio. We attribute this to our underwriting standards and our proactive credit administration efforts which act to identify problem loans early while seeking timely resolution. We continue to lend in our markets and invest in talented lending personnel to take advantage of select opportunities.”

Kum said the bank continues to be aggressive in managing risk in its entire loan portfolio, and particularly in the construction sector. Updated appraisals have been received in 2008 for almost all construction projects and the bank continues to work aggressively with builder clients to reduce their exposures by paying down lines, funding interest from sales proceeds and borrower resources, and lowering sale prices where necessary to remain in-line with the slower market. He pointed out that most of the residential construction projects are in the coastal communities of Southern California served by First California where management believes real estate values have not experienced declines as severe as other portions of California, particularly inland areas of Central and Southern California.

Results of Operations

For the quarter ended June 30, 2008, the company reported net income of $1.3 million, or 11 cents per diluted share, compared to 2008 first quarter net income of $2.2 million or 19 cents per diluted share. The first quarter 2008 results include a $1.2 million pre-tax gain on derivatives and the second quarter 2008 results include a $0.4 million pre-tax loss on derivatives. Excluding these amounts from both periods results in adjusted first quarter earnings of $1.5 million, or 13 cents per diluted share, compared to adjusted second quarter earnings of $1.5 million or 13 cents per diluted share. The interest rate swap contracts were terminated in the second quarter 2008; the remaining interest rate floor contract expires in December 2008 and is not expected to have a significant effect on earnings for the second half of the year.

For the six months ended June 30, 2008, the company reported net income of $3.5 million, or 30 cents per diluted share, compared with net income of $2.0 million, or 20 cents per diluted share for the six months ended June 30, 2007. Year-ago results that affect comparability include a $2.4 million gain on the sale of two bank charters, a $1.6 million charge related to the refinancing of trust preferred securities and approximately $4.9 million of integration and conversion charges related to the merger of two holding companies that created First California in March 2007, as well as the fact that the first quarter 2007 included only approximately 19 days of results for FCB Bancorp.

Total assets increased $16 million, or 1.5%, to $1.13 billion at June 30, 2008 compared to $1.11 billion at December 31, 2007. Total loans compared with year-end 2007 rose 4% to $773.5 million at June 30, 2008. Total deposits decreased 1% to $754.1 million as of June 30, 2008 compared to $761.1 million at year end 2007. The company’s net interest margin was 4.17% for the quarter ended June 30, 2008 compared to 4.14% in the previous quarter and 5.14% in the year ago quarter. The company’s net interest margin was 4.16% for the six months ended June 30, 2008 compared to 4.93% in the same period in 2007.

The efficiency ratio for the second quarter of 2008 was 77% as compared with 65% in the first quarter of 2008. The previous quarter’s ratio is primarily lower due to $1.2 million of derivative gains in the quarter versus $0.4 million of derivative losses in the current quarter. “We recognize the necessity of controlling costs and we are being very selective in which areas we place our growth emphasis. We have made several important moves to consolidate operations and control expenses while judiciously expanding some segments of operations according to our strategic plan. For example, we continue to hire personnel slightly ahead of our planned expansion so that our business can grow smoothly and appropriately,” Kum explained.

First California continued to fine-tune its branch network to generate operating efficiencies and establish a more visible presence in new areas of the three major counties it serves in Southern California – Los Angeles, Orange and Ventura. The company completed its announced plans to close a small branch in El Segundo in May. Consistent with previously announced plans, in July the company opened a new full-service office in Glendale which is north of Los Angeles. This location establishes a presence in an area management perceives to be underserved and puts First California within convenient reach of new markets, including media and entertainment, technology, education, culture, shopping and dining in nearby Universal City, Studio City, Burbank and Pasadena. The company is also on schedule to consolidate its administrative and back-office departments in its new headquarters in Westlake Village in the third quarter.

Liquidity and Capital Resources

The company’s primary source of funds continues to be core deposits. The company increased retail time deposits approximately $16 million in the second quarter through specific marketing campaigns. The company also has access to alternate funding sources and continued to utilize brokered deposits, FHLB borrowings and State of California time deposits during the quarter. Brokered deposits increased to $30.9 million at June 30, 2008 compared to $10.0 million at March 31, 2008. The change in the mix of funding liabilities and change in market rates during the quarter resulted in a cost of interest-bearing deposits of 2.23% and a cost of borrowed funds of 3.92% for the second quarter 2008. These compare favorably to a cost of interest-bearing deposits of 3.05% and a cost of borrowed funds of 4.28% for the first quarter 2008.

During the quarter, we increased our unsecured federal funds facilities with other financial institutions to $30 million from $14 million previously. In addition, the bank has a $12 million secured borrowing facility with the Federal Reserve Bank of San Francisco. These facilities, along with the unused and available borrowing capacity on the bank’s secured FHLB borrowing facility in excess of $60 million provide ample liquidity to support our operations and strategic plan.

At June 30, 2008, total shareholders’ equity of the company totaled $136.2 million, a decrease of $0.6 million, or 0.5% as compared with December 31, 2007. The company’s net book value per common share decreased from $11.81 at December 31, 2007 to $11.78 per share at June 30, 2008. The company’s tangible book value per common share increased from $6.61 at December 31, 2007 to $6.62 per share at June 30, 2008.

First California Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies. To be considered “well-capitalized” a bank must have a total risk-based capital ratio of 10% or greater, and a leverage ratio of 5% or greater. First California Bank’s total risk-based and leverage capital ratios were 12.6% and 9.3% at June 30, 2008, respectively.

Outlook

The company believes the business outlook for the Southern California economy remains uncertain. However, management anticipates steady, modest business growth in its served communities. Kum explained: “We expect the economic and business climate to remain challenging for the remainder of the year and possibly longer. Our two primary focuses will be dedicating appropriate resources to maintain our asset quality and cautious, strategic growth in select areas of the company. With our high asset quality, strong capital position, experienced personnel and focus on core deposit relationship growth, we believe we are well-positioned to take advantage of opportunities in our marketplace and continue to be ready for the inevitable economic recovery. We will continue our marketing campaigns to increase awareness of the First California Bank brand in our markets and seek to strengthen and expand our core client relationships.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses and commercial real estate, development and construction concerns. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through twelve full-service branch offices and one loan production office. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

First California was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp, which occurred on March 12, 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile. The company’s results of operations include approximately 19 days of FCB’s results for the 2007 first quarter.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the monitoring of and management of risks in First California’s loan portfolio, the continuation of lending activity and investment in talented lending personnel, the less severe decline in real estate values in the coastal communities of Southern California that First California serves relative to other portions of California, the impact of First California’s remaining interest rate floor contract on earnings for the second half of 2008, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, First California’s focus on controlling its operating costs while focusing on selective growth opportunities, the status of the economy in the Southern California communities served by First California and its effect on First California’s clients, the dedication of appropriate resources to maintain asset quality and cautious, strategic growth in select areas of the company, the continuation of First California’s marketing campaigns to increase awareness of the First California Bank brand and efforts to strengthen and expand First California’s core client relationships. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the possibility of a U.S. recession, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

(Financial Tables Follow)

First California Financial Group

Unaudited Financial Results

(in thousands except for share data and ratios)	30-Jun-08	31-Mar-08	31-Dec-07	30-Sep-07	30-Jun-07
As of or for the quarter ended

Income statement summary
Net interest income	$10,335	$10,263	$10,658	$10,954	$11,710
Service charges, fees & other income	996	879	886	858	824
Loan commissions & sales	185	54	586	540	816
Operating expenses	8,553	8,077	7,845	7,819	8,094
Provision for loan losses	200	450	—	—	—
Amortization of intangible assets	297	298	372	242	353
Unrealized gain (loss) on derivatives	(367)	1,225	224	—	—
Gain on sale of charters	—	—	—	—	2,375
Integration/conversion expense	—	—	—	540	1,427

Income before tax	2,099	3,596	4,137	3,751	5,851
Tax expense	815	1,407	1,475	1,340	2,741

Net income	$1,284	$2,189	$2,662	$2,411	$3,110

Balance sheet data
Total assets	$1,125,096	$1,134,507	$1,108,842	$1,091,696	$1,033,782
Shareholders’ equity	136,229	138,256	136,867	135,233	131,209
Common shareholders’ equity	135,229	137,256	135,867	134,233	130,209
Earning assets	991,740	1,005,653	988,982	964,387	914,786
Loans	773,544	754,419	746,179	756,264	731,098
Loans—held for sale	—	23,927	11,454	3,567	7,256
Securities	217,896	227,032	231,095	204,281	173,654
Federal funds sold & other	300	275	255	275	2,777
Interest-bearing funds	790,202	794,225	759,367	741,246	670,377
Interest-bearing deposits	566,664	540,919	563,818	566,799	557,034
Borrowings	196,863	226,644	168,901	147,811	86,721
Junior subordinated debt	26,675	26,662	26,648	26,635	26,622
Goodwill and other intangibles	59,146	59,444	59,859	60,231	60,472
Deposits	754,115	729,819	761,080	767,237	776,587

Asset quality data and ratios
Loans past due 30 to 89 days and accruing	$1,502	$4,646	$4,746	$3,668	$4,027
Loans past due 90 days and accruing	1,081	1,480	2,848	890	953
Nonaccruing loans	6,627	5,720	5,720	5,720	5,992

Total past due and nonaccrual loans	$9,210	$11,846	$13,314	$10,278	$10,972

Repossessed personal property	$154	$161	$197	$244	$161
Other real estate owned	—	—	—	—	—

Total foreclosed property	$154	$161	$197	$244	$161

Net loan charge-offs	$15	$570	$262	$211	$—
Allowance for loan losses	$7,894	$7,708	$7,828	$8,085	$8,296
Allowance for loan losses to loans	1.02%	1.02%	1.05%	1.07%	1.13%

Common shareholder data
Basic earnings per share	$0.11	$0.19	$0.23	$0.21	$0.27
Diluted earnings per share	$0.11	$0.19	$0.22	$0.20	$0.25
Book value per share	$11.78	$11.95	$11.81	$11.46	$11.11
Tangible book value per share	$6.62	$6.77	$6.61	$6.32	$5.95
Shares outstanding	11,477,086	11,485,220	11,500,520	11,715,310	11,715,185
Basic weighted average shares	11,480,271	11,484,749	11,621,958	11,715,245	11,565,075
Diluted weighted average shares	11,756,817	11,757,532	11,887,269	12,246,499	12,241,087

Selected ratios
Return on average assets	0.46%	0.80%	0.99%	0.93%	1.19%
Return on average equity	3.72%	6.47%	8.01%	7.19%	9.63%
Equity to assets	12.11%	12.19%	12.34%	12.39%	12.69%
Tangible equity to tangible assets	7.23%	7.33%	7.34%	7.27%	7.27%
Efficiency ratio	76.72%	65.03%	63.50%	63.30%	60.63%
Net interest margin [tax equivalent]	4.17%	4.14%	4.34%	4.77%	5.25%
Total risk-based capital ratio:
First California Bank	12.59%	12.15%	11.98%	11.34%	12.03%

First California Financial Group

Unaudited Financial Results (cont’d)

Income statement summary
Net interest income	$20,598	$18,632
Service charges, fees & other income	1,875	1,504
Loan commissions & sales	239	1,073
Operating expenses	16,630	13,343
Provision for loan losses	650	—
Amortization of intangible assets	595	415
Unrealized gain on derivatives	858	—
Gain on sale of charters	—	2,375
Integration/conversion expense	—	4,903
Expense of early termination of debt	—	1,564

Income before tax	5,695	3,359
Tax expense	2,222	1,344

Net income	$3,473	$2,015

Balance sheet data
Total assets	$1,125,096	$1,033,782
Shareholders’ equity	136,229	131,209
Common shareholders’ equity	135,229	130,209
Earning assets	991,740	914,786
Loans	773,544	731,098
Loans—held for sale	—	7,256
Securities	217,896	173,654
Federal funds sold & other	300	2,777
Interest-bearing funds	790,202	670,377
Interest-bearing deposits	566,664	557,034
Borrowings	196,863	86,721
Junior subordinated debt	26,675	26,622
Goodwill and other intangibles	59,146	60,472
Deposits	754,115	776,587

Asset quality data and ratios
Loans past due 30 to 89 days and accruing	$1,502	$4,027
Loans past due 90 days and accruing	1,081	953
Nonaccrual loans	6,627	5,992

Total past due and nonaccrual loans	$9,210	$10,972

Repossessed personal property	$154	$161
Other real estate owned	—	—

Total foreclosed property	$154	$161

Net loan charge-offs (recoveries)	$585	$(7)
Allowance for loan losses	$7,894	$8,296
Allowance for loan losses to loans	1.02%	1.13%

Common shareholder data
Basic earnings per share	$0.30	$0.22
Diluted earnings per share	$0.30	$0.20
Book value per share	$11.78	$11.11
Tangible book value per share	$6.62	$5.95
Shares outstanding	11,477,086	11,715,185
Basic weighted average shares	11,483,635	11,565,075
Diluted weighted average shares	11,758,300	12,241,087

Selected ratios
Return on average assets	0.62%	0.83%
Return on average equity	5.00%	9.98%
Equity to assets	12.42%	12.69%
Tangible equity to tangible assets	7.56%	7.27%
Efficiency ratio	70.56%	84.00%
Net interest margin [tax equivalent]	4.16%	4.93%
Total risk-based capital ratio:
First California Bank	12.59%	12.03%

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